Exhibit 99.1

THE WENDY’S COMPANY REPORTS FIRST-QUARTER 2015 RESULTS

North America Systemwide same-restaurant sales increase 3.2%; N.A. same-restaurant sales increase 2.6% at Company-operated restaurants and 3.4% at franchise restaurants

Company-operated restaurant margin increases 160 bps to 14.7%

Company announces intent to sell bakery operations in second quarter of 2015

Previously announced sale of Company-operated restaurants on schedule

Company expects to complete previously announced debt refinancing June 1; announces intent to return net proceeds to shareholders via share repurchase program

Company to provide updated guidance on June 3 to reflect debt refinancing, anticipated share repurchase program and planned sale of bakery operations

Dublin, Ohio (May 6, 2015) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the first quarter ended March 29, 2015.

“Our first-quarter results demonstrate continued progress with Wendy’s® brand transformation,” President and Chief Executive Officer Emil Brolick said. “We generated an increase in same-restaurant sales of 2.6 percent at Company-operated restaurants and a 160-basis-point year-over-year improvement in restaurant operating margin. Our Image Activation initiative continues to produce solid results, as reimaged restaurants made a strong contribution to Company-operated same-restaurant sales, primarily as a result of increased customer counts.

“In addition to the increase in restaurant operating margin, we achieved a significant improvement in Adjusted EBITDA margin,” Brolick said. “This demonstrates the higher quality of earnings that we are generating as a result of our system optimization initiative, which includes increased royalties and rental income, along with a reduction in G&A expense.

“Our previously announced plan to reduce our ownership of Company-operated restaurants also remains on schedule,” Brolick said. “Given the success of the first phase of our system optimization initiative, we have re-engaged The Cypress Group to assist with the divestiture of the 540 remaining domestic restaurants targeted for sale to franchisees.

“We also plan to divest our bakery operations, a non-core asset,” Brolick said. “We believe this divestiture will provide us with greater sourcing flexibility, focus resources on our core restaurant business and eliminate future bakery capital expenditures. We expect the transaction to close in the second quarter of 2015.

“Our balance sheet recapitalization remains on schedule, and we intend to return the net proceeds from our debt refinancing to shareholders via a share repurchase program.

“Based on our operating results through early May, we are reaffirming our 2015 Adjusted EBITDA and Adjusted Earnings Per Share outlook,” Brolick said. “We plan to update our outlook on June 3, to reflect the expected impact of our debt refinancing and anticipated share repurchase program, along with the planned sale of our bakery operations.”

First-quarter 2015 summary

(See “Disclosure Regarding Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP measures included herein, i.e., Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share):

•	Same-restaurant sales increased 2.6 percent at North America Company-operated restaurants in the first quarter of 2015, while same-restaurant sales increased 3.4 percent at North America franchise-operated restaurants. Systemwide same-restaurant sales increased 3.2 percent during the first quarter of 2015. Higher sales at reimaged Image Activation restaurants contributed approximately 150 basis points to Company-operated same-restaurant sales results, primarily from increased customer counts.

•	Consolidated revenues were $466.2 million in the first quarter of 2015, compared to $523.2 million in the first quarter of 2014. The 10.9 percent decrease resulted from the ownership of 240 fewer Company-operated restaurants at the end of the 2015 first quarter compared to the end of the 2013 fourth quarter, along with lower technical assistance fees attributable to a year-over-year reduction in the number of Company-operated restaurants sold. Partly offsetting this decrease were higher same-restaurant sales and increased rent and royalty revenue.

•	North America Company-operated restaurant margin was 14.7 percent in the first quarter of 2015, compared to 13.1 percent in the first quarter of 2014.

•	General and administrative expense was $60.3 million in the first quarter of 2015, compared to $70.4 million in the first quarter of 2014. The 14.3 percent decrease resulted primarily from cost savings related to the Company’s system optimization initiative and 2014 resource realignment, along with lower equity compensation expense.

•	Adjusted EBITDA was $84.0 million in the first quarter of 2015, an 11.6 percent increase compared to first-quarter 2014 Adjusted EBITDA of $75.3 million. The 2014 results exclude $12.0 million in pretax gains, primarily from the sale of restaurants previously not included in the Company’s system optimization initiative. (See “Changes to presentation in statement of operations” below.)

•	Adjusted EBITDA margin was 18.0 percent in the first quarter of 2015 compared to 14.4 percent in the first quarter of 2014. The 360-basis-point improvement reflects the positive impact of the first phase of the Company’s system optimization initiative, including increased royalties and rental income, along with a reduction in G&A expense.

•	Operating profit was $52.3 million in the first quarter of 2015, compared to $89.0 million in the first quarter of 2014. The 41.2 percent decrease resulted primarily from year-over year reductions in gains on the sale of Company-operated restaurants, partly offset by a reduction in costs related to the Company’s system optimization initiative and a reduction to cost of sales of $12.5 million as a result of the reversal of a liability associated with the bakery’s withdrawal from a multi-employer pension plan related to the Company’s planned sale of its bakery operations. Also offsetting the decrease in operating profit was a reduction in G&A expense.

•	Operating profit margin was 11.2 percent in the first quarter of 2015 compared to 17.0 percent in the first quarter of 2014. The 580 basis-point decrease resulted primarily from year-over year reductions in gains on the sale of Company-operated restaurants, partly offset by the items described above in “operating profit.”

•	Net income was $27.5 million in the first quarter of 2015, compared to $46.3 million in the first quarter of 2014. The 40.6 percent decrease resulted primarily from year-over year reductions in gains on the sale of Company-operated restaurants, partly offset by the items described above in “operating profit,” as well as an 870-basis-point year-over-year decrease in the Company’s effective tax rate.

•	Adjusted Earnings Per Share were $0.06 in the first quarter of 2015, compared to $0.05 in the first quarter of 2014. The 2014 results exclude certain gains, primarily from the sale of restaurants previously not included in the Company’s system optimization initiative. (See “Changes to presentation in statement of operations” below.)

•	Reported diluted earnings per share were $0.07 in the first quarter of 2015, compared to $0.12 in the first quarter of 2014. The decrease resulted primarily from year-over year reductions in gains on the sale of Company-operated restaurants.

System optimization initiative momentum continues

As previously announced, the Company plans to reduce its Company-operated restaurant ownership to approximately 5 percent of the total system by the middle of 2016.

Based on an analysis of its North America restaurant base, the Company now intends to sell a total of approximately 380 restaurants in 2015 (including the previously announced sale of 100 Canadian restaurants) and approximately 260 restaurants in 2016, for a total of approximately 640 restaurants. The Company expects to sell a total of 100 Canadian restaurants before the end of June 2015. To assist with the sale of its 540 domestic restaurants, the Company has re-engaged The Cypress Group, which managed the Company’s first phase of its system optimization initiative.

“We believe our system optimization initiative will drive future growth by providing opportunities for expanded restaurant ownership to strong operators who have demonstrated a commitment to Image Activation and opening new restaurants,” Brolick said. “We believe the sale of our domestic restaurants will result in pretax cash proceeds of approximately $400 to $475 million and significantly reduce future capital expenditure requirements, as reflected in our long-term free cash flow outlook.

“Going forward, we intend to buy and sell restaurants opportunistically to act as a catalyst for growth by further strengthening our franchisee base, driving new restaurant development and accelerating Image Activation adoption,” Brolick said.

Company announces plans to sell bakery operations

The Company announced its intent to sell its bakery operations in Zanesville, Ohio. The Company expects the transaction to close in May 2015. The Company plans to update its outlook on June 3 to reflect the expected impact of its debt refinancing and anticipated share repurchase program, along with the planned sale of its bakery operations.

Image Activation continues to accelerate

“Our Image Activation program continues to accelerate,” Brolick said. “Along with our ultra-modern standard design with customizable upgrades, we have recently developed a lower-cost refresh option to provide investment flexibility for our diverse system of restaurants.”

The Company and its franchisees plan to reimage approximately 450 total Systemwide restaurants and build 80 new restaurants in 2015. This is in addition to the 486 total Systemwide reimages and new restaurants completed or under construction in 2014. The Company plans to reimage at least 60 percent of Wendy’s North America Systemwide restaurants by the end of 2020.

Company on schedule to complete debt refinancing on June 1

As previously announced, the Company plans to recapitalize its balance sheet, targeting a leverage ratio of five to six times net debt to 2014 Adjusted EBITDA. The Company expects the transaction to close on June 1, 2015, and intends to return the net proceeds to shareholders via a share repurchase program.

Company continues to repurchase shares under existing authorization

During the third quarter of 2014, the Company’s Board of Directors authorized a share repurchase program for up to $100 million of the Company’s common stock through the end of 2015. Through April 30, 2015, the Company had repurchased 8.6 million shares for $85.5 million at an average price of $9.90 per share. As of April 30, 2015, approximately $14.5 million remains under the current share repurchase authorization.

“We continue to prioritize the deployment of capital to drive the organic growth of our restaurant business through our consumer-facing technology and Image Activation initiatives, in addition to returning excess cash to shareholders via dividends and share repurchases,” Chief Financial Officer Todd Penegor said.

Company reaffirms 2015 Adjusted EBITDA and Adjusted EPS outlook; plans to provide updated guidance on June 3

The Company reaffirmed its outlook for 2015 Adjusted EBITDA of approximately $390 million to $400 million. This represents an increase of 5 to 8 percent compared to the Company’s 2014 Adjusted EBITDA results of $370.8 million, which excludes $21.9 million in certain pretax gains, primarily from the sale of restaurants previously not included in its system optimization initiative. As previously announced, due to the expected impact on comparability of such gains going forward, the Company intends to exclude these amounts from its Adjusted EBITDA and Adjusted Earnings Per Share results and guidance.

The Company continues to expect 2015 Adjusted Earnings Per Share of approximately $0.33 to $0.35. This represents an increase of 10 to 17 percent compared to the Company’s 2014 Adjusted EPS results of $0.30, which excludes certain gains, primarily from the sale of restaurants previously not included in its system optimization initiative.

The Company remains on target for general and administrative expense of approximately $250 million in 2015.

Based on its results and current trends in the year to date, the Company now expects:

•	Same-restaurant sales growth of 2.5 to 3.0 percent at Company-operated restaurants.

•	Company-operated restaurant margin of 16.5 to 17.0 percent, an improvement of approximately 70 to 120 basis points compared to 15.8 percent in 2014. This estimate includes the benefit of same-restaurant sales increases, partly offset by an increase in commodity costs of approximately 1.5 percent (or 40 basis points), driven primarily by higher costs for fresh beef.

•	A reported tax rate of approximately 41 to 42 percent. The increase compared to the 2014 reported tax rate of 39.7 percent is primarily due to goodwill disposed of in connection with the sale of Company-operated restaurants which is non-deductible for income tax purposes.

Due to the expected sale of certain Company-operated restaurants identified for reimaging in 2015, the Company now expects capital expenditures of approximately $250 to $260 million. This includes approximately $120 million for Company-operated restaurant reimaging, approximately $45 million for 20 new Company-operated restaurants, approximately $40 million for technology-related initiatives and approximately $25 million for restaurant maintenance.

Estimated 2015 Adjusted Earnings Per Share excludes anticipated pretax depreciation for existing assets that the Company expects to replace as part of its Image Activation initiative. The Company now expects approximately $10 million of accelerated depreciation associated with Image Activation and now expects its total 2015 depreciation and amortization expense to approximate its 2014 levels, including the impact of accelerated depreciation in both years.

The Company’s 2015 outlook includes the benefit of a 53rd operating week. The Company expects that the impact of the Affordable Care Act will partly offset this benefit.

The Company’s 2015 outlook also assumes the ownership of approximately 380 fewer restaurants at year end 2015 compared to 957 Company-operated restaurants at year-end 2014. The Company’s expected year-end restaurant count contemplates the anticipated sale of approximately 100 restaurants from its Canadian system optimization initiative, in addition to the planned sale of approximately 280 of the 540 additional domestic restaurants that the Company intends to sell by the middle of 2016.

Company reaffirms long-term outlook; plans to provide updated guidance on June 3

The Company’s expected restaurant count for its long-term outlook contemplates the anticipated sale of approximately 100 restaurants from its Canadian system optimization initiative, in addition to the planned sale of approximately 540 additional domestic restaurants that the Company intends to sell by the middle of 2016 as part of its system optimization initiative.

Due to the sale of 640 Company-operated restaurants, the Company expects:

•	High single-digit Adjusted Earnings Per Share growth in 2016 and 2017, followed by Adjusted Earnings Per Share growth in the mid-to-high teens in 2018.

•	Flattish Adjusted EBITDA in 2016, followed by low-single digit Adjusted EBITDA growth in 2017 and high single-digit Adjusted EBITDA growth in 2018.

•	Significantly lower annual capital expenditure requirements, beginning in 2016. The Company expects capital expenditures of approximately $135 to $145 million in 2016, followed by approximately $80 to $90 million in 2017 and approximately $75 million in 2018.

The Company’s long-term outlook includes the expectation for average annual Systemwide same-restaurant sales growth of approximately 2.25 to 3.0 percent beginning in 2016.

In addition, the Company expects Adjusted EBITDA margins as follows:

•	In 2015: 20 to 22 percent

•	In 2016: 28 to 30 percent

•	In 2017: 32 to 34 percent

•	In 2018: approximately 35 percent

The Company also expects to achieve the following system goals by the end of 2020:

•	Average unit sales volumes of $2.0 million

•	Restaurant margins of 20 percent

•	A sales-to-investment ratio of 1.3 times for new restaurants

•	Restaurant development growth of 1,000 new restaurants (excluding closures)

•	The reimaging of 60 percent of Wendy’s North America Systemwide restaurants

The Company’s current 2015 and long-term outlooks do not include any potential impact of the Company’s debt refinancing, anticipated share repurchase program or planned sale of its bakery operations. After the expected completion of its debt refinancing on June 1, 2015, the Company plans to update its forecast. As previously announced, the Company expects its long-term (2016 and beyond) Adjusted Earnings Per Share growth to improve to approximately 20 percent.

Conference call and webcast scheduled for 9 a.m. today, May 6

The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Company to provide updated guidance on Wednesday, June 3

The Company intends to issue its updated 2015 and long-term outlook to reflect the expected impact of its debt refinancing, anticipated share repurchase program and planned sale of its bakery operations before the market opens on Wednesday, June 3. A conference call will follow at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).

In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism, or security breaches of the Company’s computer systems;

(9)	the effects of negative publicity that can occur from increased use of social media;

(10)	the availability of suitable locations and terms for the development of new restaurants;

(11)	risks associated with the Image Activation program;

(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(13)	changes in debt, equity and securities markets;

(14)	goodwill and long-lived asset impairments;

(15)	changes in interest rates;

(16)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(17)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings;

(18)	the possibility that the Company will not be able to recapitalize its balance sheet on acceptable terms, as well as risks associated with such plan, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital following completion of a recapitalization transaction; and risks associated with the use of proceeds received by the Company from a recapitalization transaction, including approval of a share repurchase program by the Board of Directors and the amount and timing of share repurchases under any such program; and

(19)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact. The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties. The information in this earnings release regarding a debt recapitalization does not constitute an offer to sell or the solicitation of an offer to buy any notes or other securities that could be issued in such transaction.

Disclosure regarding non-GAAP financial measures

Adjusted EBITDA, Adjusted EBITDA margin (calculated as Adjusted EBITDA divided by total revenues) and Adjusted Earnings Per Share, which exclude certain expenses, net of certain benefits, detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”). Because all companies do not calculate Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way The Wendy’s Company calculates such measures and should not be considered as alternative measures of net income, operating profit margin or earnings per share. Because certain income statement items needed to calculate net income and operating profit margin vary from quarter to quarter, the Company is unable to provide projections of net income, operating profit margin or earnings per share, or a reconciliation of projected Adjusted EBITDA to projected net income, projected Adjusted EBITDA margin to projected operating profit margin, or projected Adjusted Earnings Per Share to projected earnings per share. The Company’s presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share does not replace the presentation of the Company’s financial results in accordance with GAAP.

Changes to presentation in statement of operations

Prior to fiscal 2015, the Company reported its system optimization initiative as a discrete event and separately included the related gain or loss on sales of restaurants, impairment losses and other associated costs along with other restructuring initiatives, in “Facilities action (income) charges, net.” As a result of the Company’s plans to reduce its ongoing company-owned restaurant ownership to approximately 5 percent of the total system, commencing with the first quarter of 2015, all gains and losses on dispositions are included on a separate line in our statements of operations, “System optimization losses (gains), net” and impairment losses recorded in connection with the sale or anticipated sale of restaurants are reclassified to “Impairment of long-lived assets.” In addition, the Company retitled the line, “Facilities action (income) charges, net” to “Reorganization and realignment costs” in its statements of operations to better describe the current and historical initiatives included given the reclassifications described above. The Company believes the new presentation will aid users in understanding its results. The prior-year period reflects reclassifications to conform to the current year presentation. Such reclassifications had no impact on operating profit, net income or net income per share. The Company has provided reclassified quarterly 2014 statements of operations and updated reconciliations of non-GAAP measures on the Investors section of its website under “Non-GAAP Financial Measures.”

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor contact:

David D. Poplar, Vice President of Investor Relations

(614) 764-3311

david.poplar@wendys.com

Media contact:

Bob Bertini

(614) 764-3327

bob.bertini@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three Month Periods Ended March 29, 2015 and March 30, 2014

(In Thousands Except Per Share Amounts)

	Three Months
	2015	2014[1]
	(Unaudited)
Revenues:
Sales	$371,867	$432,630
Franchise revenues	94,379	90,566

	466,246	523,196

Costs and expenses:
Cost of sales	303,272	374,190
General and administrative	60,312	70,366
Depreciation and amortization	36,880	42,021
System optimization losses (gains), net	813	(72,992)
Reorganization and realignment costs	4,613	14,711
Impairment of long-lived assets	1,937	2,529
Other operating expense, net	6,149	3,357

	413,976	434,182

Operating profit	52,270	89,014
Interest expense	(12,757)	(12,994)
Other income, net	239	523

Income before income taxes	39,752	76,543
Provision for income taxes	(12,245)	(30,240)

Net income	$27,507	$46,303

Net income per share:
Basic	$0.08	$0.12
Diluted	0.07	0.12

Number of shares used to calculate basic net income per share	366,584	381,551

Number of shares used to calculate diluted net income per share	373,208	389,352

[1]	2014 consolidated statement of operations reflects reclassifications to conform to the current year presentation.

	March 29, 2015	December 28, 2014
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$202,862	$267,276
Total assets	4,133,835	4,145,842
Long-term debt, including current portion	1,449,880	1,448,143
Total stockholders’ equity	1,715,860	1,717,576

Reconciliation of Adjusted EBITDA to Net Income

(In Thousands)

(Unaudited)

	Three Months
	2015	2014[1]

Adjusted EBITDA	$84,027	$75,283
Plus (less):
Reversal of pension withdrawal liability in cost of sales	12,486	—
Depreciation and amortization	(36,880)	(42,021)
System optimization losses (gains), net	(813)	72,992
Reorganization and realignment costs	(4,613)	(14,711)
Impairment of long-lived assets	(1,937)	(2,529)

Operating profit	52,270	89,014

Interest expense	(12,757)	(12,994)
Other income, net	239	523

Income before income taxes	39,752	76,543
Provision for income taxes	(12,245)	(30,240)

Net income	$27,507	$46,303

Adjusted EBITDA margin	18.0%	14.4%

Previously reported Adjusted EBITDA[1]		$87,334
Change[1]		(12,051)

[1]	2014 Adjusted EBITDA updated to exclude net gain on disposal of assets to conform to the current year presentation.

Reconciliation of Adjusted Income and Adjusted Earnings Per Share

to Net Income and Diluted Earnings Per Share

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months
	2015		2014[1]
		Per share		Per share

Adjusted income and adjusted earnings per share	$23,912	$0.06	$18,814	$0.05

Plus (less):
Reversal of pension withdrawal liability in cost of sales	7,816	0.02	—	—
Depreciation of assets that will be replaced as part of the Image Activation initiative	109	0.00	(5,897)	(0.02)
Reorganization and realignment costs	(2,846)	(0.01)	(8,738)	(0.02)
Impairment of long-lived assets	(1,195)	(0.00)	(1,510)	(0.00)
System optimization losses (gains), net	(289)	(0.00)	43,634	0.11

Total adjustments	3,595	0.01	27,489	0.07

Net income	$27,507	$0.07	$46,303	$0.12

Previously reported adjusted income and adjusted earnings per share[1]			$26,249	$0.07
Change[1]			(7,435)	(0.02)

[1]	2014 Adjusted income and adjusted earnings per share updated to exclude net gain on disposal of assets to conform to the current year presentation.